CANADA BUSINESS
CORPORATIONS ACT
FORM 1
ARTICLES OF INCORPORATION
(SECTION 6)

Name of Corporation

          TULTEX CANADA INC.

The place in Canada where the registered office is to be situated

          Edmonton, Alberta

The classes and any maximum number of shares that the corporation is authorized to issue


          See Schedule I attached hereto:



Restrictions if any on share transfers

          No shares of the Corporation shall be transferred without the approval of the directors of the Corporation either by a resolution passed at a Board of directors meeting or by an instrument or instruments in writing signed by all of the directors.


Number (or minimum and maximum number) of directors

          Minimum number of directors one (1) maximum number of directors six (6)


Restrictions if any on business the corporation may carry on

          None


Other provisions if any

          See Schedule II attached hereto:


Incorporators

     Names          Address (include postal code)      Signature

Eric Delfs               18211-61 Avenue           /s/ Eric Delfs
                    Edmonton, Alberta T6M  1T6
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SCHEDULE I attached to the Articles of Incorporation of TULTEX CANADA INC.

     3. The classes and any maximum number of shares that the Corporation is authorized to issue:

          The Corporation is authorized to issue:

          (a)  An unlimited number of Class "A" shares, and
          (b)  An unlimited number of Class "B" shares.

VOTING

     The holders of the Class "A" shares shall be entitled to vote at all meetings of the shareholders of the Corporation except meetings at which only holders of a specified class of shares are, by the provisions of The Business Corporations Act (Alberta) (the "Act"), entitled to vote.
     The Class "B" shares shall be non-voting subject always to the provisions of the Act.

DIVIDENDS

     The holders of each share of either class of shares shall be entitled to receive dividends as and when declared by the directors, acting in their sole discretion which dividends may be declared on one class of shares wholly or partially to the exclusion of the other class of shares.

SCHEDULE II attached to the Articles of Incorporation of:

TULTEX CANADA INC.

     7.   Other provisions if any:

     i.   The number of shareholders of the Corporation, exclusive of:

          (a)  persons who are in its employment or that of an affiliate, and

          (b) persons, who having been formerly in its employment or that of an affiliate were, while in that employment, shareholders of the Corporation and have continued to be shareholders of that Corporation after termination of that employment.

is limited to not more than fifty (50) persons, two or more persons who are joint registered owners of one or more shares being counted as one shareholder.

     ii. Any invitation to the public to subscribe for securities of the Corporation is prohibited.